Exhibit 99.1

Augmedix Announces Preliminary Third Quarter 2021 Financial Results

SAN FRANCISCO, Calif. – October 4, 2021 – Augmedix, Inc. (OTCQX: AUGX), a leading provider of virtual medical documentation and live clinical support, today announced preliminary unaudited financial and operational results for the three months ended September 30, 2021.

“We executed well across our initiatives and the strong bookings momentum and accelerating top line growth experienced during the previous four quarters carried into the third quarter. This quarter was marked by meaningful customer and operational achievements, and was highlighted by the execution of our strategic partnership with Medical Advantage and our recently announced partnership with Google to integrate Google Cloud’s medical automatic speech recognition technology into our natural language processing models to accelerate our ability to scale efficiently,” said Manny Krakaris, Chief Executive Officer of Augmedix. “We are excited by our pathway forward as we continue to execute on our strategy and lead the way in clinical documentation to improve patient care.”

Preliminary Financial and Operational Highlights

●	Clinicians in Service as of September 30, 2021 were 834, up 51% compared to 551 clinicians in service as of September 30, 2020. Due to the strong bookings momentum achieved in the third quarter of 2021, and particularly in September, we expect growth in Clinicians in Service to accelerate into the fourth quarter of 2021.

●	Preliminary third quarter 2021 total revenue is expected to increase approximately 9% over the second quarter of 2021. This compares to 8.0% quarter-over-quarter growth in the second quarter of 2021 and 5.4% quarter-over-quarter growth in the first quarter of 2021. Revenue grew approximately 33% in the third quarter of 2021 compared to the third quarter of 2020.

●	Preliminary third quarter 2021 gross margin is expected to decrease by approximately 20 basis points from the non-GAAP 45.0% reported in the second quarter of 2021. GAAP gross margin of 46.6% in the second quarter of 2021 included a 160 bps benefit from a write-off of a provision related to the prior office lease. Augmedix had a 44.2% gross margin in the third quarter of 2020.

●	Preliminary Net Loss for the third quarter of 2021 is expected to be in the range of -$2.8 million to -$3.2 million, including other income of $2.19 million related to the forgiveness of our Paycheck Protection Program (“PPP”) loan.

The Company’s third quarter 2021 financial results are preliminary and are subject to the completion of the Company’s accounting and financial close and reporting process.

Definition of Key Metrics

Clinicians in Service: We define a clinician in service as an individual doctor, nurse practitioner or other healthcare professional using our services. Clinicians in service is determined as the total clinicians in service as of the period end. We believe growth in the number of clinicians in service is an indicator of the performance of our business as it demonstrates our ability to penetrate the market and grow our business.

About Augmedix

Augmedix Inc is a technology-enabled healthcare platform that offers virtual medical documentation and live clinical support to several of the largest healthcare systems in the U.S. and to hundreds of independent clinicians, supporting medical offices, clinics, hospitals, emergency departments and telemedicine practices nationwide. The Company’s Ambient Automation Platform (“AAP”), which is overseen by medical documentation specialists, converts the ambient conversation between clinicians and patients into accurate and comprehensive medical notes in a timely fashion. The medical note is generated using Augmedix’s Notebuilder software, which incorporates automatic speech recognition and natural language processing. Augmedix can save clinicians 2–3 hours per day, improve clinician productivity by as much as 20%, and increase clinicians' satisfaction with work-life balance by over 40%. To learn more about Augmedix, visit augmedix.com.

Forward Looking Statements

This press release contains "forward-looking statements" that involve a number of risks and uncertainties, including but not limited to our expectations for growth and quotation on the public markets. Words such as "believes," "may," "will," "estimates," "potential," "continues," "anticipates," "intends," "expects," "could," "would," "projects," "plans," "targets," and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management's expectations as of the date of this filing and are subject to a number of risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2021, our subsequent Quarterly Reports on Form 10-Q and in our Registration Statement on Form S-1 filed with the SEC on September 3, 2021, as well as other documents that may be filed by us from time to time with the SEC. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our expectations regarding changes in regulatory requirements; our ability to interoperate with the electronic health record systems of our customers; our reliance on vendors; our ability to attract and retain key personnel; the competition to attract and retain remote documentation specialists; anticipated trends, growth rates, and challenges in our business and in the markets in which we operate; our ability to further penetrate our existing customer base; our ability to protect and enforce our intellectual property protection and the scope and duration of such protection; developments and projections relating to our competitors and our industry, including competing dictation software providers, third-party, non-real time medical note generators and real time medical note documentation services; the impact of current and future laws and regulations; the impact of the COVID-19 crisis on our business, results of operations and future growth prospects. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

Investors:

Caroline Paul

Gilmartin Group

investors@augmedix.com

Media:

Kaila Grafeman

Augmedix

pr@augmedix.com